Exhibit 10.75

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

CONFIDENTIAL

ASSET TRANSFER AND LICENSE AGREEMENT

This ASSET TRANSFER AND LICENSE AGREEMENT (the “Agreement”) is effective as of January 3, 2014 (the “Effective Date”) by and between Durect Corporation, a Delaware company having offices located at 10260 Bubb Road, Cupertino, CA 95014 (“Durect”) and Impax Laboratories, Inc., a Delaware company having offices at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”). Impax and Durect are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A. Durect owns and controls rights in and to its product known as Eladur®, which is a transdermal bupivacaine patch based on Durect’s proprietary TRANSDUR® transdermal delivery technology.

B. Impax desires to acquire certain assets and rights pertaining to Eladur® and obtain a license to Durect’s proprietary TRANSDUR® transdermal delivery technology and other intellectual property to develop and commercialize Eladur®, and Durect desires to transfer such assets and grant such a license to Impax.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Impax and Durect hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings given in this Article 1 when used in this Agreement:

1.1 “Acquiring Entity” shall mean a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains; and any such transaction is referred to herein below as a “Subject Transaction”; and any Affiliate of such Third Party other than those Persons which become Affiliates as a result of the Subject Transaction.

1.2 “Affiliate” shall mean with respect to a Person, any Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this Section 1.2 only, “control” shall mean (i) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by Applicable Laws) of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.3 “Annual Net Sales” shall mean, with respect to a particular calendar year, all Net Sales of Product in the Field in the Territory during such calendar year.

1.4 “Applicable Laws” shall mean any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction applicable to the Parties’ activities under this Agreement.

1.5 “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit 1.5.

1.6 “Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit 1.6.

1.7 “Bupivacaine” shall mean bupivacaine [* * *].

1.8 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, United States are authorized or required by law to remain closed.

1.9 “cGMP” means the then-current standards for the manufacture of pharmaceutical products, pursuant to (a) the FD&C Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) EC Directive 2003/94 EC of October 8, 2003; (d) the EC Guide to Good Manufacturing Practice for Medicinal Intermediate Products; (e) International Conference on Harmonization (ICH) ICH Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and (f) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.

1.10 “Commercialization” shall mean, with respect to a product, any and all processes and activities conducted to establish and maintain sales for such product (including with respect to reimbursement and patient access), including offering for sale, detailing, selling (including launch), marketing (including education and advertising activities), promoting, storing, transporting, distributing, and importing such product, but shall exclude Development of such product. For clarity, Commercialization shall include the manufacture of a product in support of the foregoing processes and activities, to the extent not included in the definition of Development. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.11 “Commercially Reasonable Efforts” shall mean, with respect to a Party, the efforts and resources normally applied by [* * *].

1.12 “Competing Product” shall mean [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.13 “Control” shall mean, with respect to any particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any violation of the terms of any written agreement with any Third Party. “Controlled” and “Controlling” shall have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Durect or its Affiliates for purposes of this Agreement: (i) any Know-How or Patent owned or licensed by any Acquiring Entity immediately prior to the effective date of the Subject Transaction and that was not Controlled by Durect immediately prior to the Subject Transaction and (ii) [* * *].

1.14 “Cover” shall mean, with respect to any subject matter, that the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof. For clarity with respect to a claim within a patent application, “Cover” includes infringing a claim in such patent application if it was issued as then prosecuted. “Covered” or “Covering” shall have their correlative meanings.

1.15 “Development” shall mean, with respect to a product, any and all processes and activities conducted to obtain or maintain Marketing Approvals for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, process development, quality assurance/control development, statistical analysis, clinical studies (including trials for additional indications for a product for which a Marketing Approval has been obtained), quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, regulatory affairs, and further activities relating to development or preparation of such product for Commercialization. For clarity, Development shall include the manufacture of any product in support of the foregoing processes and activities, including, to the extent applicable, any packaging, labeling and other finishing activities, quality control and assurance testing, formulation development and other activities performed in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of any MAA, in each case with respect to such product. “Develop” and “Developing” shall have their correlative meanings.

1.16 “EMA” shall mean the European Medicines Agency, or any successor agency thereto.

1.17 [* * *].

1.18 [* * *].

1.19 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.20 “Field” shall mean the treatment, management and prevention of all indications.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.21 “FTE Rate” shall mean the hourly rate for Durect’s research and development personnel calculated in accordance with Exhibit 5.2.4.

1.22 “GAAP” shall mean the generally accepted accounting principles of the United States.

1.23 “Generic Product” shall mean [* * *].

1.24 “Know-How” shall mean any and all nonpublic information and materials comprising (i) ideas, discoveries, inventions (including Patent data or descriptions), improvements or trade secrets, (ii) research and development data, such as medicinal chemistry data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (iii) databases, practices, methods, techniques, specifications, formulations, formulae and knowledge, (iv) techniques, processes and manufacturing information, and (v) research materials, reagents and compositions of matter.

1.25 “Liability” shall mean any debt, obligation, duty or liability of any nature (whether fixed, contingent, potential or otherwise, and whether due or to become due, known or unknown, accrued or unaccrued), whether presently existing, or arising or asserted after the Closing.

1.26 “Licensed Technology” shall mean the Licensed Patents and Licensed Know-How.

1.26.1 “Licensed Know-How” shall mean any and all Know-How Controlled by Durect or its Affiliates during the Term that is reasonably necessary or useful for the Development or Commercialization of Product within the Field, excluding any Know-How included in the Transferred Assets. For the avoidance of doubt, any and all Know-How transferred by Durect to Impax pursuant to Section 5.1 of this Agreement that is not included in the Transferred Assets shall be deemed Licensed Know-How. Licensed Know-How shall also include Durect’s interest in [* * *] and [* * *] that are reasonably necessary or useful for the Development and Commercialization of a Product within the Field.

1.26.2 “Licensed Patents” shall mean any and all Patents Controlled by Durect or its Affiliates during the Term [* * *]. A list of Licensed Patents as of the Effective Date is appended hereto as Exhibit 1.26.2 (collectively with all Licensed Patents issuing therefrom or claiming priority (directly or indirectly) thereto, the “Existing Licensed Patents”) and will be updated periodically to reflect changes thereto during the Term. All Licensed Patents filed after the Effective Date that are not Existing Licensed Patents, [* * *], are referred to as the “New Licensed Patents”. [* * *].

1.27 [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.28 “MAA” (Marketing Approval Application) shall mean a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq., or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a product in any particular jurisdiction.

1.29 “Major Market” shall mean [* * *].

1.30 “Marketing Approval” shall mean, with respect to a product in a particular jurisdiction, approval or other permission by the applicable Regulatory Authorities sufficient to initiate marketing and sales of such product, including any applicable pricing and reimbursement approvals. For clarity, the Parties agree that, as of the Effective Date, the Marketing Approval with respect to a product in the United States does not include pricing or reimbursement approvals.

1.31 “Net Sales” shall mean gross amounts invoiced by Impax, its Affiliates and Sublicensees (each, a “Selling Party”) for sales of Product [* * *], less the following: (i) actual bad debts related to Product; (ii) normal and customary trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, and adjustments arising from consumer discount programs including coupons, in each case actually allowed and taken by the Third Party customer with respect to sales of Product; (iii) any payment in respect of sales of Product to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization; (iv) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of Product to the Third Party customer (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any taxes imposed on or measured by the net income or profits of the Selling Party), to the extent included in the invoice price and not reimbursable, refundable or creditable to the Selling Party; and (v) prepaid freight, insurance and handling fees actually invoiced (to the extent that the Selling Party actually incurs the cost of freight, insurance and handling fees for Product that are not reimbursable, refundable or creditable to the Selling Party), in each case of (i) through (v) as determined from books and records of the Selling Party maintained in accordance with GAAP. Sales of Product between or among Impax, its Affiliates and Sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Party customers by Impax or any such Affiliates or Sublicensees. Net Sales shall not include any disposition or sales of Products supplied (a) for use in clinical trials of Products, (b) under compassionate use or other reduced pricing programs, or (c) for promotional sampling.

1.32 “Orange Book-Listed Patent” shall mean, with respect to United States, a Licensed Patent listed for the Product in the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations,” or any replacement thereof established or approved by the FDA (the “Orange Book”), pursuant to 21 U.S.C. § 355(b)(1) and with respect to a foreign jurisdiction, a Licensed Patent listed in any foreign counterpart of the Orange Book pursuant to Applicable Laws in such foreign jurisdiction.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.33 “Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.34 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or any other entity.

1.35 “Phase Ib Clinical Trial” shall mean any human clinical trial, typically conducted in healthy volunteers, the primary purpose of which is to characterize pharmacokinetics, pharmacodynamics and mechanism of action of an investigational drug in humans.

1.36 “Phase III Clinical Trial” shall mean any human clinical trial conducted in any country on a sufficient number of patients that is designed (a) if the defined end-points are met, to establish efficacy of a pharmaceutical product in patients with the indication being studied for purposes of filing a MAA or (b) to otherwise be a pivotal trial for obtaining a Marketing Approval or label expansion for such pharmaceutical product or (c) to otherwise be generally consistent with 21 C.F.R. §312.21(c).

1.37 “Product” shall mean any transdermal patch containing Bupivacaine as the sole active ingredient, including Eladur® as further described in [* * *].

1.38 “Product-Specific Patents” shall mean (a) the Licensed Patents listed on Exhibit 1.38 and (b) [* * *].

1.39 “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

1.40 [* * *].

1.41 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Commercialization or other use or exploitation (including the granting of Marketing Approvals) of Product in any jurisdiction, including the FDA, EMA, and the Ministry of Health, Labor and Welfare in Japan or successor agency thereto (“MHLW”).

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.42 “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including MAAs and authorization, approvals or clearances arising from the foregoing, including Marketing Approvals, and all correspondence with the FDA or other relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the FDA or other relevant Regulatory Authority, in each case with respect to Product.

1.43 [* * *].

1.44 “Sublicense Fee” shall mean [* * *].

1.45 “Sublicensee” shall mean any Third Party to whom Impax has granted (directly or through multiple tiers) a sublicense under Licensed Technology in any country to (i) manufacture and sell (or otherwise Commercialize) Product or (ii) sell (or otherwise Commercialize) Product, [* * *]. For clarity, Sublicensee shall exclude distributors, wholesalers and resellers of Product.

1.46 “Territory” shall mean all of the countries and territories in the world.

1.47 “Third Party” shall mean any Person other than Impax, Durect or their respective Affiliates.

1.48 “TRANSDUR® Technology” shall mean Durect’s proprietary transdermal delivery technology as further described in Exhibit 1.48 [* * *].

1.49 “Transferred Assets” shall mean those assets listed on Exhibit 1.49.

1.50 “Transferred Contract” shall mean any contract included in the Transferred Assets.

1.51 “Upstream Agreements” shall mean all agreements existing as of the Effective Date between Durect and a Third Party under which Durect obtains a license under any Licensed Technology (“Upstream Licenses”) or otherwise has any payment obligations with respect to the Development or Commercialization of any Product, excluding any Transferred Contracts. A list of Upstream Licenses is appended hereto as Exhibit 1.51.

1.52 “Valid Claim” shall mean a claim of any issued, unexpired patent or a claim of a pending patent application that is being prosecuted in good faith, which claim does not claim priority to a filing date that is more than [* * *] years earlier than the then-current date, in each case which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can be taken or is otherwise not taken.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.53 Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definitions	Section
Adverse Drug Reaction	5.4
Agreement	Preamble
ANDA Enforcement Action	7.5.2(a)
Bankrupt Party	12.3
[* * *]	[* * *]
[* * *]	[* * *]
Challenge	10.4
Closing	2.4
Commercialization Milestone Event	6.2.2
Commercialization Milestone Payment	6.2.2
Confidential Information	8.1
Defending Party	7.4
Development Milestone Event	6.2.1
Development Milestone Payment	6.2.1
Development Plan	5.2.2
Durect	Preamble
[* * *]	[* * *]
Durect Development Responsibilities	5.2.4(a)
Durect Indemnitees	9.4.2
[* * *]	[* * *]
Effective Date	Preamble
Enforcement Action	7.5.2(a)
Enforcing Party	7.5.5
[* * *]	[* * *]
Impax	Preamble

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Definitions	Section
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
Indemnify	9.4.1
Infringing Product	7.5.1
JMC	3.1.1
[* * *]	[* * *]
Licensing Revenue	10.6.1
Losses	9.4.1
Party or Parties	Preamble
[* * *]	[* * *]
Prior CDA	8.3
Product Infringement	7.5.1
Product Trademarks	5.3.4(a)
Royalty Term	6.3.1
Sublicense Payment	6.4
[* * *]	[* * *]
Term	10.1
Third Party Infringement Action	7.4
Third-Party Claim	9.4.1
Transition Period	10.6.6
Upfront Payment	6.1

ARTICLE 2

ASSET PURCHASE

2.1 Transferred Assets. At the Closing, Durect shall convey, assign and transfer (and hereby conveys, assigns and transfers) to Impax, and Impax will (and hereby does) acquire and accept from Durect, all right, title and interest in and to the Transferred Assets.

2.2 Assumption of Liabilities. From and after the Closing, Impax will assume only those Liabilities to the extent related to the Transferred Assets and that arise following the Closing and prior to effectiveness of the assignment of such Transferred Assets back to Durect after termination of this Agreement. Durect will retain [* * *]. Impax will retain [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.3 Further Assurances. From and after the Closing, each Party shall, promptly upon the request from time to time of the other Party and at such requesting Party’s expense, do each and every reasonable act, including executing requested documents and providing requested information, as may be necessary or reasonably desirable to effect an orderly transfer to Impax of the Transferred Assets.

2.4 Closing. The closing of the purchase and sale of the Transferred Assets (the “Closing”) shall be held in a mutually-agreed manner (in person at a location mutually agreed by the Parties, or by teleconference or email) on the Effective Date.

2.5 Durect Deliverables at Closing.

2.5.1 Ancillary Documents. At the Closing, Durect shall deliver or cause to be delivered to Impax the following documents executed by Durect:

(a) the Bill of Sale; and

(b) the Assignment and Assumption Agreement.

2.5.2 Tangible Materials and Records. Durect shall deliver to Impax within [* * *]. after the Closing, all of the books, data, documents, records, materials, and any other documents, materials and tangible property included in the Transferred Assets.

2.6 Impax Deliverable at Closing: At the Closing, Impax shall deliver to Durect the Assignment and Assumption Agreement executed by Impax and [* * *] as compensation for certain activities conducted by Durect at Impax’s request prior to the Closing.

2.7 Transfers of IND and Orphan Drug Designation. Within [* * *]. Durect shall submit to the FDA (a) a letter transferring sponsorship of [* * *] to Impax in a form substantially in the form of Exhibit 2.7(a) and (b) a letter transferring sponsorship of the orphan drug designation for the Product in post herpetic neuralgia to Impax in a form substantially in the form of Exhibit 2.7(b). Within [* * *], Impax shall submit to the FDA (c) a letter accepting transfer of sponsorship of [* * *] to Impax in a form substantially in the form of Exhibit 2.7(c) and (d) a letter accepting transfer of sponsorship of the orphan drug designation for the Product in post herpetic neuralgia to Impax in a form substantially in the form of Exhibit 2.7(d).

2.8 Excluded Assets. Except for the limited license and sublicense granted under Section 4.1, Impax shall not acquire any rights in any assets of Durect or any of its Affiliates other than the assets specifically included in the Transferred Assets.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 3

GOVERNANCE

3.1 Joint Management Committee.

3.1.1 Establishment. Promptly after the Effective Date, Impax and Durect shall establish a joint management committee (the “JMC”) to oversee, review and coordinate the activities of the Parties under this Agreement, including the Development and Commercialization of Product in the Territory.

3.1.2 Responsibilities. The JMC shall be responsible for: (i) overseeing, reviewing and monitoring the Parties’ activities under this Agreement; (ii) facilitating access to and the exchange of information between the Parties related to the Development and/or Commercialization of Product; (iii) reviewing and commenting on the Development Plan and any amendment thereto; and (iv) undertaking and/or approving such other matters as are specifically provided for the JMC under this Agreement.

3.1.3 Membership. The JMC shall be comprised of an equal number of representatives from each of Durect and Impax and unless otherwise agreed such number shall be three (3) employees from each Durect and Impax. Either Party may replace its respective JMC representatives at any time with prior notice to the other Party, [* * *]. Unless otherwise agreed by the Parties, the JMC shall have at least one representative with relevant decision-making authority from each Party such that the JMC is able to effectuate all of its decisions within the scope of its responsibilities. [* * *]. The Chairperson of the JMC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting (which agenda will include every matter reasonably requested by either Party), preparing and issuing minutes of each meeting within thirty (30) days thereafter, and resolving disputes under Section 3.3.

3.1.4 Termination. During the term of this Agreement, Durect shall have the right to terminate the JMC by providing thirty (30) days prior written notice to Impax, and Impax will thereafter have the sole right to make all decisions that were previously within the scope of the JMC’s responsibilities.

3.2 Meetings. The JMC shall hold meetings (either in person or by teleconference) at such times and places as the Parties may mutually agree, provided that, unless the Parties agree otherwise, the JMC shall meet at least [* * *] prior to the initiation of the first Phase III Clinical Trial of a Product, and thereafter, the JMC shall meet at least semiannually. Each Party shall bear its own costs associated with attending such meetings. As appropriate, other employees of the Parties may attend JMC meetings as nonvoting observers, but no Third Party personnel may attend unless otherwise agreed by the Parties, in which case such personnel shall be subject to written confidentiality obligations consistent with Article 8. Each Party may also call for special meetings to resolve particular matters requested by such Party.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.3 Decision Making. Decisions of the JMC shall be made by consensus of the members present in person or by other means (e.g., teleconference) at any meeting, with at least one representative from each Party participating in such vote. The members of the JMC shall at all times use good faith efforts to reach consensus on matters properly referred to the JMC; however, in the event that the JMC is unable to reach consensus with respect to a particular matter despite such good faith efforts, then either Party may, by written notice to the other, refer the matter to the Chief Executive Officer of Durect and the President of Impax Pharmaceuticals for resolution by good faith discussions for a period of [* * *]. In the event such matter cannot be resolved by such good faith discussions within such [* * *], then the Chairperson shall have the final decision-making authority. Notwithstanding anything herein to the contrary, the JMC shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement or require that Durect incurs any expense or perform any activity not specifically provided for in this Agreement.

3.4 Day-to-Day Responsibilities. Each Party shall: (i) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JMC within the scope of their authority specified herein; and (ii) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JMC.

ARTICLE 4

LICENSES AND EXCLUSIVITY

4.1 License Grant.

4.1.1 License to Product. Subject to the terms and conditions of this Agreement, Durect hereby grants to Impax (i) an exclusive (even as to Durect) license under the Licensed Technology, other than [* * *], solely to make, have made, use, import, sell, offer for sale and otherwise Develop and Commercialize Products in the Field in the Territory, and (ii) subject to the terms of the [* * *], an exclusive (even as to Durect) sublicense under Durect’s license to [* * *] solely to make, have made, use, import, sell, offer for sale and otherwise Develop and Commercialize Products that contain bupivacaine [* * *] in the Field in the Territory; in each case of (i) and (ii) subject only to Durect’s retained rights to conduct its obligations under this Agreement. Impax shall have the right to exercise such license and sublicense through its Affiliates, provided that Impax shall be responsible for the failure by its Affiliates to comply with, and Impax guarantees the compliance by each of its Affiliates with, the terms of this Agreement including all relevant restrictions, limitations and obligations. [* * *].

4.1.2 Sublicenses. The license and sublicense under Section 4.1.1 include the right to grant and authorize sublicenses within the scope thereof, through multiple tiers, to Third Parties [* * *], provided that:

(a) Impax shall promptly notify Durect of the grant of each sublicense, identifying the sublicensee and scope of the license granted, and provide Durect a copy of the final executed sublicense agreement, redacted for information not pertinent to Impax’s obligations under or compliance with this Agreement; and

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) Subject to Sections 5.3.1 and 10.4, Impax shall be responsible for the failure by its Sublicensees to comply with the terms of this Agreement applicable to such Sublicensees, including all relevant restrictions, limitations and obligations; provided that [* * *].

4.2 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 4 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted or otherwise transferred under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted or otherwise transferred herein are reserved to the owner thereof.

4.3 Exclusivity of Efforts.

4.3.1 [* * *].

4.3.2 [* * *].

4.3.3 [* * *].

4.4 Conflicts of Interest. During the Term, if Impax or its Affiliate or Sublicensee sells Product to a Third Party to whom it also provides other products or services, Impax or such Affiliate or Sublicensee (as applicable) shall not price, discount or otherwise offer (including bundling) Product in any way that benefits such other products or services at the expense of Product or otherwise disadvantage Product.

4.5 [* * *].

ARTICLE 5

DEVELOPMENT AND COMMERCIALIZATION OF PRODUCT

5.1 Technology Transfer. Promptly after the execution of this Agreement, the Parties shall, through the JMC, establish an appropriate exchange process for the transfer of Licensed Know-How from Durect to Impax. Durect shall provide Impax with complete and accurate copies of all Licensed Know-How [* * *] after the Effective Date, and during the term of this Agreement, in the event Impax identifies any Licensed Know-How that has not been transferred by Durect to Impax, Durect shall promptly provide Impax with complete and accurate copies of all such Licensed Know-How that has not been transferred under this Section 5.1, within [* * *]. Each Party shall bear its own costs of conducting the technology transfer activities under this Section 5.1, provided that (i) Impax shall reimburse Durect for reasonable, documented out-of-pocket expenses incurred in connection with such technology transfer activities, and (ii) [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.2 Development.

5.2.1 General. As between the Parties, Impax shall take the lead and be responsible for conducting Development activities for Product in the Field in the Territory, including clinical trials and other activities reasonably necessary to obtain Marketing Approvals for Product in the Field in each Major Market in the Territory, all in accordance with the Development Plan. It is understood and agreed that, as between the Parties, all Development efforts for Product in the Field in the Territory shall be at the sole expense of Impax, except as otherwise expressly provided in this Agreement or agreed by the Parties in writing.

5.2.2 Development Plan. [* * *] following the execution of this Agreement, Impax shall prepare a development plan in accordance with the outline attached hereto under Exhibit 5.2.2, setting forth in reasonable detail the activities to be conducted under this Agreement for the Development of Product [* * *], including timeline therefor (such development plan, as may be updated from time to time, is hereinafter referred to as “Development Plan”). The Development Plan will reflect Impax’s reasonable estimate of activities necessary to obtain Marketing Approval, taking into consideration good development principles (including patient safety), based on Impax’s reasonable consideration of the input it receives from the FDA and from the EMA prior to commencing a Phase III Clinical Trial of a Product and, to the extent timely received, in Impax’s judgment, from the MHLW. The Development Plan shall include, among other things, activities related to CMC development, Marketing Approval strategy, validation activities associated with manufacturing of clinical supplies, process development and scale-up for providing clinical and commercial supplies. Impax shall, through the JMC (or directly in the event JMC has terminated), provide Durect an opportunity to review and comment on the Development Plan and any amendments thereto, which comments Impax shall consider in good faith.

5.2.3 Development Due Diligence. Impax (itself or through one or more of its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to: [* * *]. The Parties acknowledge and agree that Impax shall be deemed to have satisfied its obligations to use Commercially Reasonable Efforts under a particular clause in the preceding sentence if [* * *]. [* * *].

5.2.4 Durect Development Responsibilities.

(a) Durect Development Responsibilities. If requested by Impax and agreed to by Durect [* * *], Durect will perform certain development activities (“Durect Development Responsibilities”) on a project-by-project basis in accordance with a mutually agreed work plan, which will include milestones and deliverables for each project. [* * *].

(b) Payment. Impax shall pay Durect for its activities under the Development Plan at [* * *]. On or before [* * *] during the period of time Durect performs any Durect Development Responsibilities, Durect shall invoice Impax for the actual [* * *] incurred by Durect in performing the Durect Development Responsibilities during the preceding month and shall include with such invoice reasonable documentation thereof. To the extent the actual personnel charges incurred by Durect in [* * *] exceed the amount for [* * *], Impax shall pay Durect up to [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

over the total amount for [* * *] but shall not be responsible for any portion over [* * *] of the amount for [* * *] unless such increase is otherwise approved by Impax. The Durect personnel involved in the performance of the Durect Development Responsibilities shall keep time sheets tracking the time each such individual spent working in support of the Durect Development Responsibilities. Additionally, Impax shall reimburse Durect for other [* * *] incurred [* * *]. Except as expressly provided herein, in no event shall Impax be responsible for any [* * *] in excess of the amount budgeted therefor unless such additional amount is otherwise approved in writing by Impax. Subject to this Section 5.2.4(b), Impax shall pay each invoice (except for any portion that is subject to a good-faith dispute) under this Section 5.2.4(b) within [* * *].

5.2.5 Development Data and Regulatory Filings. Impax shall, through the JMC (or directly, if JMC is terminated), keep Durect reasonably and routinely informed regarding progress with respect to the performance of activities pursuant to the Development Plan, including a summary of study results and conclusions generated therefrom, and provide Durect access to and copies of clinical, non-clinical and CMC reports arising from activities under the Development Plan. Upon Durect’s reasonable request, [* * *], Impax shall provide access to and an electronic copy of Regulatory Filings submitted or received by Impax, its Affiliates or Sublicensees with respect to Product. As between the Parties, [* * *].

5.3 Commercialization.

5.3.1 General. Impax agrees to, directly or through one or more of its Affiliates, use Commercially Reasonable Efforts [* * *]. The Parties acknowledge and agree that Impax shall be deemed to have satisfied its obligations in the preceding sentence to use Commercially Reasonable Efforts with respect to [* * *] if [* * *]. [* * *]. It is understood and agreed that, as between the Parties, Impax shall be solely responsible for all Commercialization efforts for Product in the Field in the Territory, at its sole expense.

5.3.2 Sublicensee(s). To the extent applicable to the territory and scope of the applicable sublicense, Impax shall include in each sublicense agreement with each Sublicensee provisions (i) expressly requiring that such Sublicensee be bound by the specific applicable obligations set forth in Section 5.3.1, and (ii) granting Impax the right to terminate such sublicense agreement and the sublicense granted therein in the event of a material breach by such Sublicensee of such applicable obligations [* * *].

5.3.3 Commercialization Updates. Impax shall, through the JMC (or directly, if JMC is terminated), keep Durect appropriately and routinely informed regarding progress with respect to its Commercialization of the Product in the Territory.

5.3.4 Trademarks.

(a) Product Trademarks. Impax shall have the right to select Product names and all trademarks used in connection with the Commercialization of Product including special promotional or advertising taglines, in each case in the Territory (all such trademarks specific to Product and including all goodwill associated therewith, and all applications, registrations,

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

extensions and renewals relating thereto, shall be referred to as “Product Trademarks”). During the Term, Impax shall be the exclusive owner of Product Trademarks (including Eladur®), and shall be solely responsible for all expenses it incurs to register and maintain such Product Trademarks. Durect shall not challenge Impax’s ownership of, or the validity of “Eladur®” during the term of this Agreement.

(b) Reference to Durect as Licensor. To the extent permitted by Applicable Laws, at Durect’s election, the labels and packaging of Product and all promotional materials for Product shall include text identifying Durect as the licensor of Product and a Durect trademark selected by Durect to be placed in a size and location reasonably agreed to by the Parties, provided that such mark: (i) is used in a consistent and noticeable manner sufficient to constitute trademark usage under Applicable Law, (ii) is clearly identified as a trademark (i.e., through the use of a “®”, “™” or other appropriate identifier), and (iii) is not used as combination marks with other marks or trademarks.

(c) Trademark License. Durect hereby grants to Impax a limited right to use Durect’s trademark “TRANSDUR®” solely in connection with the sale and marketing of Products in the Field within the Territory in accordance with this Agreement. Impax shall consult with Durect as to appearance, placement and display of “TRANSDUR®” and shall follow Durect’s reasonable instructions and guidelines with respect thereto. Impax acknowledges that Durect retains sole ownership of “TRANSDUR®”, including registrations and applications therefor and all the goodwill associated therewith. Impax shall not challenge Durect’s ownership of, or the validity of, “TRANSDUR®” during or after the term of this Agreement. Impax shall execute any documents that are reasonably required by Durect to confirm Durect’s ownership of “TRANSDUR®”, provided that [* * *]. All goodwill arising from any use of “TRANSDUR®” under this Agreement shall inure to the benefit of Durect.

5.4 Regulatory Matters. Except for those activities conducted by Durect in accordance with Section 5.2.4(a), which may include [* * *], Impax, its Affiliates or Sublicensees shall control and be solely responsible for, at its expense, filing, obtaining and maintaining all regulatory approvals (including Marketing Approvals) for Development and Commercialization of Product in the Field in the Territory and for all ongoing communications with the Regulatory Authorities with respect thereto from the Effective Date, including, without limitation: (a) filing, obtaining, maintaining and updating any MAAs and Marketing Approvals for Product; (b) reporting all Adverse Drug Reactions to the applicable Regulatory Authority in the Territory; (c) handling medical and technical complaints and disputes with the applicable Regulatory Authority, patients and physicians in the Territory; and (d) dealing with Product recalls. For purposes of this Agreement, “Adverse Drug Reaction” shall have the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 C.F.R. §§ 312.32 and 314.80.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.5 Reporting. Without limiting any other provisions of this Agreement, Impax shall keep Durect reasonably informed, through the JMC (or directly, if JMC is terminated), as to the progress of its activities with respect to the Development and Commercialization of Product or otherwise under this Article 5 and provide such information with respect thereto as designated by the JMC or as may be reasonably requested by Durect, through the JMC (or directly, if JMC is terminated). In addition, Impax shall notify the JMC (or Durect, if JMC is terminated) if it anticipates or there are material deviations from the then-current Development Plan(s), and shall discuss in good faith and keep Durect informed, through the JMC (or directly, if JMC is terminated), as to any actions that it intends or is taking with respect to such deviations.

ARTICLE 6

PAYMENTS

6.1 Upfront Payment. Within [* * *], Impax shall pay to Durect an upfront payment in the amount of Two Million Dollars ($2,000,000) (the “Upfront Payment”). The Upfront Payment shall be non-refundable, and shall not be creditable against any other amount due hereunder.

6.2 Milestone Payments.

6.2.1 Development Milestones. Upon [* * *] (each such event, a “Development Milestone Event”), Impax shall pay to Durect a payment (each, a “Development Milestone Payment”) equal to (a) for Development Milestone Events 2 and 3, the applicable amount set forth in the following table for such Development Milestone Event and (b) for Development Milestone Events 1 and 4, [* * *] on account of the achievement of such Development Milestone Event [* * *].

Development Milestone Event	Development Milestone Payment [* * *]
1. [* * *]	[* * *]
2. [* * *]	[* * *]
3. [* * *]	[* * *]
4. [* * *]	[* * *]

Each Development Milestone Payment will, if achieved, be paid one time only, regardless of [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.2.2 Commercialization Milestones. Impax shall pay to Durect the amounts set forth in the following table (each, a “Commercialization Milestone Payment”) upon [* * *] (each, a “Commercialization Milestone Event”):

Commercialization Milestone Event	Commercialization Milestone Payment
1. [* * *]	[* * *]
2. [* * *]	[* * *]

[* * *].

6.2.3 Payment Terms. Impax shall notify Durect in writing within [* * *] of the achievement of each Development Milestone Event and pay the corresponding Development Milestone Payment [* * *]. Impax shall notify Durect in writing of achievement of each Commercialization Milestone Event within [* * *] and pay the corresponding Commercialization Milestone Payment [* * *]. For clarity, all milestone payments under this Section 6.2 shall be non-refundable and non-creditable.

6.3 Royalty Payments. Impax shall pay to Durect tiered royalties on Annual Net Sales of Products, as calculated by multiplying the applicable royalty rates set forth in the table below by the corresponding amount of incremental Annual Net Sales of Products in the applicable calendar year:

Annual Net Sales of Products	Royalty Rate
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

6.3.1 Royalty Term. On a country-by-country and Product-by-Product basis, Impax’s royalty obligation shall commence on the first commercial sale of such Product in such country and continue until [* * *] (the “Royalty Term”). Notwithstanding the foregoing, upon launch of one Generic Product for a Product in a country during the Royalty Term for such Product and country, the applicable royalty rate for Net Sales of such Product generated in such country shall be reduced by [* * *] of the applicable rate set forth in the table above in this Section 6.3 so long as at least one Generic Product is sold in such country during the remaining Royalty Term.

6.3.2 Royalty Stacking. If Impax or its Affiliates or Sublicensees enters into a license agreement with a Third Party pursuant to which it obtains licenses to Patents necessary for Impax, its Affiliates and/or Sublicensees to exercise Impax’s rights under this Agreement with respect to any Product in any country (including as a result of any patent infringement litigation), then, on a country-by-country and Product-by-Product basis, royalties payable to Durect for such Product in such country under this Section 6.3 during any calendar quarter may be reduced by the amount equal to [* * *] of all amounts payable to such Third Party in connection with the sale of such Product in such country during the same calendar quarter under such license agreement; provided that in no event shall the royalties payable to Durect for any Product in any country be reduced by more than [* * *] during any calendar quarter. [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.3.3 Payment/Reports. All payments under this Section 6.3 shall be due and payable within [* * *] of the close of the calendar quarter during which the corresponding Net Sales are recognized. Together with any such payment, Impax shall deliver a report specifying on a country-by-country basis: (i) total gross invoiced amount from sales of Product by Impax and its Affiliates and Sublicensees; (ii) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product) from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable. Without limiting the foregoing, upon Durect’s request (which requests shall be limited to the current calendar quarter and shall not be made more than [* * *] per calendar quarter), Impax agrees to provide to Durect, within [* * *] after the close of the applicable calendar quarter, with [* * *] during such calendar quarter and other information necessary for Durect to estimate the royalties payable under this Section 6.3 with respect to such calendar quarter.

6.3.4 Non-Monetary Consideration for Sale. Impax, its Affiliates and Sublicensees shall not accept or solicit any non-monetary consideration for the commercial sale of Product without the prior written consent of Durect, provided that the use by Impax, its Affiliates and Sublicensees of a customary and reasonable amount of Product for research and development, promotional sampling, compassionate use or donations shall not violate this Section 6.3.4.

6.4 Sublicense Payment. Impax shall pay to Durect [* * *] of Sublicense Fee received by Impax or its Affiliates (“Sublicense Payment”); provided, however, [* * *]. Impax shall pay to Durect the applicable Sublicense Payment within [* * *], together with a written statement setting forth in reasonable detail the calculation of the Sublicense Fee and Sublicense Payment.

6.5 Payment Method; Withholding Taxes. All payments due under this Agreement to Durect shall be made by bank wire transfer in immediately available funds to an account designated by Durect. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. Except as otherwise provided herein, all payments due to Durect under this Agreement shall be due and payable within [* * *]. All amounts referenced hereunder are exclusive of any withholding tax or similar taxes. If any withholding tax or similar tax is due with respect to such a payment, Impax shall deduct such tax from the applicable payment and pay such tax to the applicable taxing authority, and Impax shall furnish to Durect appropriate evidence of payment of any tax or other amount required by Applicable Laws to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty. Notwithstanding the foregoing, if Impax transfers or assigns its rights under this Agreement or its rights in the Licensed Technology, transfers its domicile, or otherwise transfers its operations, such that the tax laws of a jurisdiction other than United States, or any subdivision thereof, impose any withholding tax or similar taxes with respect to amounts payable under this Agreement for which Durect is unable to recover fully or obtain full credit, then Impax will pay to Durect such amount of withholding

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

tax or similar taxes that cannot be fully recovered or credited by Durect. For purposes of determining if such amount is recoverable, Durect shall consider the entire carryover period and not only the year in which the withholding or similar tax applies. To the extent that Durect determines that the amounts are not fully recoverable, Durect shall provide reasonable documentation to Impax supporting its conclusion.

6.6 Inspection of Records. Impax shall, and shall cause its Affiliates and Sublicensees to, keep full and accurate books and records setting forth gross sales of Product, Net Sales of Product, itemized deductions from gross sales taken to calculate Net Sales and other amounts payable hereunder to Durect under this Article 6. Durect shall, and shall cause its Affiliates to, keep full and accurate books and records setting forth the [* * *], including hours worked and Third Party expenses incurred by Durect. Each Party shall permit the other Party, by independent qualified public accountants engaged by the auditing Party and reasonably acceptable to the audited Party, to examine such books and records at any reasonable time on reasonable advance notice, but not later than [* * *] following the rendering of any corresponding reports, accountings and payments pursuant to Section 5.2.4(b) or this Article 6. The foregoing right of review may be exercised [* * *] during each [* * *] period and [* * *] with respect to any particular books and records. Such accountants may be required by the audited Party to enter into a reasonably acceptable confidentiality agreement. Disputes over the accuracy of the opinion of said independent accountants will be resolved in accordance with Article 11. The auditing Party shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment or overcharge by the audited Party of more than [* * *] of the amount due for the applicable period, then, [* * *] the audited Party shall promptly reimburse the auditing Party for all reasonable and documented costs of such examination and review. The applicable Party shall promptly pay the other Party the amount of any underpayment, or refund any overpayment, revealed by an examination and review.

6.7 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) [* * *], or (ii) [* * *]. This Section 6.7 shall in no way limit any other remedies available to Durect.

6.8 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the same exchange rates used by Impax for its own financial reporting purposes, or if none is used, then the average of the buying and selling rates using [* * *].

6.9 Upstream Agreements. [* * *].

6.10 Third Party In-Licenses. [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. As between the Parties, all right, title and interest in and to inventions and other subject matter made [* * *]. The Parties shall at all times fully cooperate in order to reasonably implement the foregoing ownership provisions. Such cooperation may include the execution of necessary legal documents, and the provision of any other assistance reasonably requested by the other Party. Each Party shall ensure it has appropriate written agreements with its (sub)licensees, employees, consultants or contractors containing confidentiality and invention disclosure and assignment obligations sufficient to enable such Party to comply with its obligations under this Agreement.

7.2 TRANSDUR® Technology Improvements. If any Impax Sole Invention [* * *] constitutes an improvement or modification to the TRANSDUR® Technology, then [* * *].

7.3 Patent Prosecution.

7.3.1 Licensed Patents. As between the Parties, Durect shall control the Prosecution and Maintenance of all Licensed Patents. Durect shall keep Impax reasonably informed on such activities and shall provide Impax reasonable opportunity to review and comment thereon, [* * *]. Durect shall [* * *]. Without limiting the foregoing, [* * *]:

(a) [* * *].

(b) [* * *].

(c) [* * *].

7.3.2 Patents Claiming [* * *] or [* * *] that are not Licensed Patents. During the Term, Patents claiming [* * *] or [* * *] that are reasonably necessary or useful for the Development and Commercialization of any Product shall be deemed Licensed Patents. As between the Parties, [* * *].

7.4 Defense of Third Party Infringement Claims. If Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of Product in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Section 9.4, (a) [* * *] shall have the right to defend itself against a suit brought by a Third Party claiming or asserting infringement of [* * *] (“Third Party Infringement Action”) that names it as a defendant (the “Defending Party”); (b) in the event [* * *] (c) [* * *]; (d) Defending Party shall not enter into any settlement of any claim described in this Section 7.4 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed; and (e) in any event, the other Party shall reasonably assist the Defending Party and cooperate in any Third Party Infringement Action [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.5 Enforcement.

7.5.1 Notice. Subject to the provisions of this Section 7.5, in the event that either Party reasonably believes that any Licensed Patent is being infringed by a Third Party by (i) the development, manufacture or commercialization of a transdermal patch delivering Bupivacaine as an active ingredient or (ii) the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Product as a reference listed drug and including a patent certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively, (each of (i) and (ii), a “Product Infringement”, and the product described in (i) or subject to any application described in (ii), an “Infringing Product”) or is subject to a declaratory judgment action arising from a Product Infringement, such Party shall promptly notify the other Party.

7.5.2 [* * *].

(a) As between the Parties, [* * *] shall have the initial right (but not the obligation) to initiate and control any enforcement action or defend any declaratory judgment action (each, an “Enforcement Action”), at [* * *] expense, with respect to any Product Infringement of any [* * *] in the Territory. [* * *] shall notify [* * *] prior to initiating such Enforcement Action and consider in good faith all comments provided by [* * *], provided that with respect to any Enforcement Action for a Product Infringement described in Section 7.5.1(ii) (an “ANDA Enforcement Action”), [* * *] comments are provided within [* * *] following [* * *] receipt of such notice from [* * *] regarding [* * *] intention to initiate such Enforcement Action.

(b) If [* * *] determines not to institute an ANDA Enforcement Action under Section 7.5.2(a), it shall so notify [* * *] at least [* * *] before the expiration of the period within which a patent holder may bring an action for infringement against such Third Party. In such event, or in the event that [* * *] or its designee fails to commence any other Enforcement Action under Section 7.5.2(a) with respect to any Product Infringement within [* * *] of a request by [* * *] to do so, [* * *] shall then have the right, but not the obligation, to initiate and control such Enforcement Action against such Third Party for Product Infringement of the applicable Licensed Patent, [* * *].

7.5.3 [* * *]. If following notification under Section 7.5.1 with respect to a Product Infringement of a [* * *], [* * *] notifies [* * *] that [* * *] desires to enforce such [* * *] against such Product Infringement, then within [* * *] after receipt of such notice with respect to an ANDA Enforcement Action, and within [* * *] with respect to any other Enforcement Action, [* * *] shall notify [* * *] whether [* * *] consents to [* * *] initiation of an Enforcement Action. If [* * *] consents to such initiation, then Section 7.5.2 shall apply to the applicable Enforcement Action [* * *]. [* * *].

7.5.4 Restrictions. Notwithstanding anything in this Agreement to the contrary, it is understood that (i) each Party’s right to enforce [* * *] under this Section 7.5 shall be subject to the applicable terms of the [* * *] and (ii) [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.5.5 Cooperation. The Party commencing, controlling or defending any Enforcement Action under this Section 7.5 (the “Enforcing Party”) shall keep the other Party informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at [* * *]. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials and joining such action as a party plaintiff if required by Applicable Laws to pursue such action, [* * *]. The Enforcing Party shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the other Party if such settlement would materially and adversely affect the interests of the other Party.

7.5.6 Recoveries. Any recovery received as a result of any Enforcement Action to enforce any Licensed Patent pursuant to this Section 7.5 shall be used first to reimburse the Enforcing Party for the costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Enforcement Action, then the other Party for its costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared as follows: [* * *] of such recovery shall be paid to the Enforcing Party and [* * *] of such recovery shall be paid to the other Party, provided that in the event [* * *].

7.5.7 Patents Claiming [* * *]. [* * *].

7.5.8 Patents Claiming [* * *]. [* * *].

7.5.9 Other Infringements of Licensed Patents. [* * *].

7.6 Orange Book Listing. Impax shall have the right to list any Existing Licensed Patent or New Licensed Patent owned jointly by Impax and Durect in the Orange Book (or its foreign counterpart) [* * *] in accordance with Applicable Laws, and will notify Durect upon determining to list any such Licensed Patent. If Durect disputes such listing, then [* * *].

7.7 Durect Personnel Obligations. Prior to beginning any Durect Development Responsibilities or other work under this Agreement, each employee, agent or independent contractor of Durect or its Affiliates shall be bound by written non-disclosure and invention assignment obligations including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Durect or the applicable Affiliate all of his or her right, title and interest in and to any invention and other subject matter made, and all intellectual property rights therein; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use substantially similar to those set forth in Article 8. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as contemplated by this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”); provided that each Transferred Asset and all data generated from Durect’s performance of the Durect Development Responsibilities shall be deemed the Confidential Information of Impax, regardless of whether it satisfies the exclusions in Sections 8.1.1 and 8.1.4. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

8.1.1 was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

8.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

8.1.3 became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

8.1.4 was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

8.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.2 Authorized Use and Disclosure. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (ii) to the extent such disclosure is reasonably necessary for any of the following: (a) the Prosecution and Maintenance of Patents (including applications therefor) in accordance with this Agreement, (b) complying with the terms of agreements with Third Parties pursuant to which it Controls Licensed Technology, (c) prosecuting or defending litigation, (d) complying with applicable governmental regulations, (e) conducting preclinical or clinical trials, filing for, obtaining and maintaining regulatory approvals (including Marketing Approvals), or (f) otherwise required by Applicable Laws or the rules of a recognized stock exchange, provided, however, that if a Party is required by Applicable Laws or stock exchange to make any such disclosure of the other

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, acquirers, lenders, consultants, advisors (including financial advisors, lawyers and accountants) and, in the case of Impax, potential and actual licensees, collaborators or service providers on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

8.3 Prior Agreements. The Confidentiality Agreement between Durect and Impax dated [* * *] (the “Prior CDA”) is terminated as of the Effective Date and neither Party shall have any obligations thereunder after the Effective Date. All information or materials disclosed or provided by Durect to Impax under the Prior CDA (excluding Transferred Assets) shall be deemed Confidential Information of Durect (subject to the exceptions set forth herein) and shall be subject to Impax’s confidentiality obligations under this Article 8. All information disclosed by Impax to Durect under the Prior CDA shall be deemed Confidential Information of Impax (subject to the exceptions set forth herein) and shall be subject to Durect’s confidentiality obligations under this Article 8.

8.4 Scientific Publications. Durect shall not have the right to publish or otherwise publicly disclose any clinical or scientific results to the extent specifically relating to any Product. Impax shall submit to Durect any proposed publication or public disclosure containing clinical or scientific results relating to Product in the Field at least [* * *] days in advance to allow Durect to review such proposed publication or disclosure. Durect shall notify Impax in writing during such [* * *] reviewing period if Durect wishes to remove its Confidential Information from such proposed publication or presentation, in which event Impax shall remove such Confidential Information from its proposed publication or presentation. In the event Durect notifies Impax within such [* * *] reviewing period that the proposed publication or presentation discloses any patentable invention that is a [* * *] or [* * *], such publication or presentation shall be delayed for a period of no more than [* * *] to allow the filing of patent applications protecting such patentable invention in accordance with Section 7.3. For clarity, if Durect fails to notify Impax during the [* * *] reviewing period as provided under this Section 8.4, Impax shall be free to proceed with the proposed publication or presentation.

8.5 Publicity.

8.5.1 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except (a) to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors, acquirers and lenders and in the case of Impax, potential and actual licensees, collaborators and service providers, on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or (b) to the extent required by Applicable Law, including securities laws, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

to such Party. In the event of any such filing under clause (b) above, the filing Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed. Notwithstanding the foregoing, the Parties agree upon a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit 8.5.1; thereafter, Durect and Impax may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

8.5.2 Publicity Review. After release of the initial joint press release, if either Party desires to make a public announcement regarding activities under this Agreement, such Party may make such disclosures from time to time with the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process and occurrence of Development Milestone Events) or Commercialization of Product in the Field hereunder. Unless otherwise requested by Durect, Impax shall use reasonable efforts to indicate in each press release disclosing significant Development and Commercialization events for Product in the Field that Durect is the owner and licensor of Product and Licensed Technology, and will consider Durect’s request to so indicate in any other public disclosure issued by Impax regarding Product. When a Party elects to make any such public disclosure under this Section 8.5.2, it will give the other Party reasonable notice, to the extent practicable, to review and comment on such statement, it being understood that if the reviewing Party does not notify the requesting Party in writing within [* * *] or such shorter period if required by Applicable Laws of any reasonable objections, as contemplated in this Section 8.5.2, such disclosure shall be deemed approved, and in any event the reviewing Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities and the need to keep investors and others informed regarding the requesting Party’s business, including as required by the rules of a recognized stock exchange. Accordingly, the reviewing Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1 Impax Representations and Warranties. Impax represents and warrants to Durect that:

9.1.1 it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

9.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

9.1.4 it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to Durect hereunder; and

9.1.5 it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.

9.2 Durect’s Representations and Warranties. Durect represents and warrants to Impax that:

9.2.1 it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.2.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

9.2.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

9.2.4 [* * *];

9.2.5 it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement;

9.2.6 as of the Effective Date, [* * *];

9.2.7 as of the Effective Date, [* * *];

9.2.8 [* * *];

9.2.9 Exhibit 1.26.2 is an accurate listing by serial number, filing date, country, and status of all patents and patent applications Controlled by Durect as of the Effective Date that claim the composition, manufacture or use of a Product;

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.2.10 [* * *];

9.2.11 to Durect’s knowledge as of the Effective Date, [* * *];

9.2.12 as of the Effective Date, [* * *];

9.2.13 to Durect’s knowledge as of the Effective Date, [* * *];

9.2.14 [* * *];

9.2.15 to Durect’s knowledge as of the Effective Date, [* * *];

9.2.16 except as set forth in Exhibit 9.2.16, as of the Effective Date, [* * *];

9.2.17 [* * *];

9.2.18 Durect has delivered or otherwise made available to Impax a true and correct copy of each Transferred Contract; [* * *];

9.2.19 Exhibit 1.51 contains an accurate listing of all Upstream Licenses;

9.2.20 To Durect’s knowledge as of the Effective Date, [* * *];

9.2.21 Durect has provided Impax with true and complete copies of all material Regulatory Filings Controlled by Durect related to any Product; [* * *] has not been terminated or placed on inactive status.

9.2.22 As of the Effective Date, Durect has not received any communication from any Regulatory Authority alleging or asserting material noncompliance with any Applicable Laws in connection with any Product;

9.2.23 Durect has disclosed to Impax [* * *]; and

9.2.24 all Product included in the Transferred Assets has been manufactured, tested and stored in compliance with cGMP and applicable specifications and in material compliance with other Applicable Laws and, to Durect’s knowledge, in compliance with all Applicable Laws.

9.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 9, DURECT AND IMPAX EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE LICENSED TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.4 Indemnification.

9.4.1 Indemnification by Durect. Durect hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Impax and its Affiliates, and its and their agents, directors, officers and employees (the “Impax Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Impax Indemnitee arising out of (a) the research or development of Product by or on behalf of Durect or its Affiliates prior to the Closing, (b) the [* * *], (c) a breach of any of Durect’s obligations, representations and warranties under this Agreement, or (d) the negligence or intentional misconduct of any Durect Indemnitee. Durect’s obligation to Indemnify the Impax Indemnitees pursuant to this Section 9.4 shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any Impax Indemnitee; or (B) arise from any breach by Impax of this Agreement.

9.4.2 Indemnification by Impax. Impax hereby agrees to Indemnify Durect and its Affiliates, and its and their agents, directors, officers and employees (the “Durect Indemnitees”) from and against any and all Losses resulting from Third-Party Claims against any Durect Indemnitee arising out of: (i) a breach of any of Impax’s obligations, representations and warranties under this Agreement; or (ii) the Development, Commercialization or other exploitation of Product by or on behalf of Impax or its Affiliates or Sublicensees or other exercise of the licenses and rights granted hereunder by or under authority of Impax. Impax’s obligation to Indemnify the Durect Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any Durect Indemnitee; or (B) arise from any breach by Durect of this Agreement.

9.4.3 Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 9.4 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault or wrongdoing or requires a non-monetary remedy on the part of the indemnified Party without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

9.5 Insurance. Each Party shall obtain and maintain, during the Term and, in the case of claims-made policies, for [* * *] thereafter, reasonable insurance, including commercial general liability insurance, workers’ compensation insurance and products liability insurance, at levels consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self insurance). Each Party shall ensure that the other Party hereto shall receive

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *], written notice prior to termination or material reduction to the level of coverage, if alternative insurance with commensurate coverage is not being obtained. In addition, each Party shall name the other Party as an “additional insured” on all commercial and product liability insurance policies described in this Section 9.5.

9.6 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (I) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTION 9.4, OR (II) DAMAGES AVAILABLE FOR BREACH OF ARTICLE 8, OR (III) ANY LIABILITIES ARISING FROM EITHER PARTY’S WILLFUL MISCONDUCT.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, shall continue in full force and effect on a country-by-country basis until Impax has no remaining royalty payment obligations in such country (the “Term”). Upon such expiration with respect to a country, the license and sublicense granted to Impax in Section 4.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable in such country.

10.2 Termination by Impax. Impax shall have the right to terminate this Agreement, in its entirety or on a country-by-country basis, without cause upon [* * *] prior written notice to Durect; provided, however, [* * *].

10.3 Termination for Breach.

10.3.1 Breach. Subject to Sections 4.1.2(b) and 10.3.1, either Party may terminate this Agreement upon written notice to the other Party in the event the other Party materially breaches this Agreement, and such breach shall have continued for [* * *] after notice thereof was provided to the breaching Party by the non-breaching Party; provided that if such breach is not reasonably capable of cure within such [* * *] period, the breaching Party may submit a reasonable cure plan prior to the end of such [* * *] period, in which case the other Party shall not have the right to terminate this Agreement for so long as the breaching Party is using diligent efforts to implement such cure plan, for up to an additional [* * *] (for a total of [* * *]). [* * *].

10.3.2 Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3.1, and such alleged breaching Party provides the other Party notice of such dispute within such [* * *] period, then [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.3.3 Setoff Rights. [* * *].

10.4 Termination for Patent Challenge. If Impax or any of its Affiliates or Sublicensees challenges under any court action or proceeding, or before any patent office, the validity, patentability or enforceability of any Licensed Patent, or initiates a reexamination of any Licensed Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), Durect will have the right, subject to this Section 10.4, to immediately terminate Impax’s license and sublicense under Section 4.1 with respect to such Licensed Patent. Impax or its Affiliate shall notify Durect at least [* * *] prior to initiating a Challenge. [* * *].

10.5 General Effects of Expiration or Termination.

10.5.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

10.5.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

10.5.3 General Survival. Articles 1, 8, 11 and 12 and Sections 2.1, 2.8, 4.2, 6.5, 6.6, 6.7, 7.1, 7.2, 9.3, 9.4, 9.5, 9.6, 10.1, 10.4, 10.6 and 10.7 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 10, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

10.6 Additional Effects of Termination. If this Agreement is terminated pursuant to Sections 10.2, 10.3 or 10.4, then:

10.6.1 Reversion of Rights. All rights and licenses granted by Durect to Impax under this Agreement shall revert back to Durect. Impax shall execute a bill of sale, and the Parties shall execute an assignment and assumption agreement, to effect the assignment of Transferred Assets back to Durect, in each case substantially in the form as the Bill of Sale and Assignment and Assumption Agreement attached to this Agreement, but with the roles of the Parties reversed. In the event this Agreement is terminated pursuant to Sections 10.2 or 10.4, or terminated pursuant to Section 10.3 [* * *], Durect shall not be required to pay any consideration to Impax under Section 10.6 (except as otherwise expressly provided in Section 10.6.6). [* * *].

10.6.2 Ongoing Trials. If there are any ongoing clinical trials with respect to Product being conducted by or on behalf of Impax (or its Affiliate or, subject to Section 10.6.5, its Sublicensee) at the time of notice of termination, Impax agrees to (i) promptly transition to Durect or its designee some or all of such clinical trials and the activities related to or supporting such trials or (ii) terminate such clinical trials (subject to any medically appropriate wind-down); in each case as reasonably requested by Durect. [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.6.3 Regulatory Filings. Impax shall promptly assign and transfer to Durect all Regulatory Filings for Product that are held or controlled by or under authority of Impax or its Affiliates or, subject to Section 10.6.5, its Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Durect. Impax shall cause each of its Affiliates and, subject to Section 10.6.5, its Sublicensees to transfer any such Regulatory Filings to Durect if this Agreement terminates. If Applicable Laws prevent or delay the transfer of ownership of a Regulatory Filing to Durect, Impax shall grant, and does hereby grant, to Durect an exclusive and irrevocable right of access and reference to such Regulatory Filing for Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to Durect and/or its designee(s).

10.6.4 Technology and Trademark Licenses. Impax hereby grants Durect a non-exclusive, worldwide, irrevocable, fully paid-up, royalty-free license, with the right to sublicense, under (i) any Patent Controlled by Impax or its Affiliates Covering Product that was Developed or Commercialized by or under authority of Impax; [* * *]. Within [* * *] after effectiveness of termination, Impax shall provide to Durect copies of all such preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How pertaining to Product, or the manufacture thereof, generated by Impax and not previously provided to Durect.

10.6.5 Sublicensees. Impax’s Sublicensees shall, at the request of Impax, receive license and other rights directly from Durect upon termination of this Agreement so as to maintain their pre-termination rights with respect to Product; provided that (i) each such Sublicensee is in compliance with its obligations under the applicable sublicense as of the date of termination of this Agreement, and (ii) Durect shall receive the same compensation with respect to each such Sublicensee’s activities under the applicable sublicense as if this Agreement had not terminated.

10.6.6 Transition Assistance. Impax agrees to reasonably cooperate with Durect and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of Product to Durect and/or its designee(s) during the notice period (if terminated pursuant to the first sentence of Section 10.2) and a [* * *] period after the effective date of termination, which may be extended for up to another [* * *] upon Durect’s written request (collectively, the “Transition Period”), provided that (i) the Parties shall use reasonable efforts to complete such transition prior to the expiration of the initial [* * *] period without such extension, and (ii) if Durect requests for such extension, [* * *]. Upon request by Durect within [* * *] after the effectiveness of termination, Impax shall transfer to Durect some or all quantities of Product in its or its Affiliates’ Control; provided, however, that Durect shall reimburse Impax for its actual costs to manufacture or otherwise acquire the quantities so provided to Durect. If any Product was manufactured by any Third Party for Impax, or Impax had contracts with vendors which contracts are specific to Product and necessary or useful for Durect to take over responsibility for Product in the Territory, then Impax shall to the extent possible and requested in writing by Durect, assign all of the relevant Third-Party contracts to Durect, and in any case, Impax agrees to cooperate with Durect

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

to facilitate uninterrupted supply of Product. If Impax or its Affiliate manufactured any Product at the time of termination, then Impax (or its Affiliate) shall continue to provide for manufacturing of such Product for Durect, at its fully-burdened manufacturing cost therefor, from the effectiveness of such termination until such time as Durect is able, using Commercially Reasonable Efforts, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory, but no longer than the Transition Period.

10.6.7 Costs and Expenses. Except as expressly provided herein, [* * *].

10.7 Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Laws or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue [* * *] in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such [* * *] period (or such shorter period if required by Applicable Laws or the rules of a recognized stock exchange) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officer of Durect and the President of Impax Pharmaceuticals for attempted resolution by good faith negotiations within [* * *] after such notice is received. In such event, each Party shall cause its applicable officer to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim under this Section 11.1, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.2 Arbitration. In the event that the Parties are unable to resolve any such matter (other than a dispute within the JMC’s decision-making authority, which shall be resolved pursuant to Section 3.3) pursuant to Section 11.1, then such matter shall be resolved by binding arbitration pursuant to this Section 11.2, and either Party may initiate such arbitration. Any arbitration under this Section 11.2 shall be conducted by JAMS in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect by a single arbitrator. In such arbitration, the arbitrator shall select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of the San Francisco office of JAMS. The costs of such arbitration [* * *]. The parties shall use good faith efforts to complete arbitration under this Section 11.2 within [* * *] following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such [* * *] period. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11.2, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to conflicts of laws principles.

12.2 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement without the written consent of the other Party (a) to an Affiliate of such Party, in its entirety or, in the case of Impax as the assigning Party, to its Affiliate with respect to its rights under this Agreement outside the United States, or (b) in its entirety to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement (in whole or in part) shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the applicable provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 12.2, any attempted assignment or transfer of this Agreement shall be null and void.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.3 Consequences of Bankruptcy. The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code. In the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [* * *] after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [* * *] to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 12.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other Applicable Laws. [* * *].

12.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or [* * *] after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [* * *] after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Durect, addressed to:	Durect Corporation
10260 Bubb Road
Cupertino, CA 95014
United States
Attention: General Counsel
Telephone: (408) 777-3577
Facsimile: (408) 777-1417

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
Attention: Ian B. Edvalson, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

If to Impax, addressed to:	Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544
Attention: General Counsel
Telephone: (510) 240-6000
Facsimile: (510) 471-3200

With a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Marya A. Postner, Ph.D.
Telephone: (650) 843-5000
Facsimile: (650) 849-7400

12.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.6 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.7 Entire Agreement/Modification. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, including the Prior CDA. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.8 Relationship of the Parties. The Parties agree that the relationship of Durect and Impax established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.9 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, bankruptcy of any Product manufacturer or supplier or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [* * *], the Parties will consult with respect to an equitable solution.

12.10 Compliance with Laws/Other. Notwithstanding anything to the contrary contained herein, all rights and obligations of Durect and Impax are subject to prior compliance with, and each Party shall comply with, all Applicable Laws, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. In addition, each Party shall conduct its activities under this Agreement in accordance with good scientific and business practices.

12.11 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.12 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (x) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder.

12.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

DURECT CORPORATION		IMPAX LABORATORIES, INC.

By:	/s/ James E. Brown	By:	/s/ Michael J. Nestor

Name:	James E. Brown	Name:	Michael J. Nestor

Title:	CEO	Title:	President

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

List of Exhibits

Exhibit 1.5:	Assignment and Assumption Agreement
Exhibit 1.6:	Bill of Sale
Exhibit 1.18:	[* * *]
Exhibit 1.26.2:	Licensed Patents
Exhibit 1.38:	Product-Specific Patents
Exhibit 1.40:	[* * *]
Exhibit 1.43:	[* * *]
Exhibit 1.48:	TRANSDUR® Technology
Exhibit 1.49:	Transferred Assets
Exhibit 1.51:	Upstream Licenses
Exhibit 2.7(a):	FDA Letter Transferring IND
Exhibit 2.7(b):	FDA Letter Transferring Orphan Drug Designation
Exhibit 2.7(c):	FDA Letter Accepting IND Transfer
Exhibit 2.7(d):	FDA Letter Accepting Transfer of Orphan Drug Designation
Exhibit 5.2.2:	Development Plan Outline
Exhibit 5.2.4:	Calculation of [* * *]
Exhibit 8.5.1:	Press Release
Exhibit 9.2.16:	[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.5

Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”), dated as of January 3, 2014, is made by and between Durect Corporation, a Delaware company having offices located at 10260 Bubb Road, Cupertino, CA 95014 (“Durect”) and Impax Laboratories, Inc., a Delaware company having offices at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Transfer and License Agreement (the “Asset Transfer Agreement”), dated as of the date hereof, by and between Durect and Impact.

WHEREAS, pursuant to the terms of the Asset Transfer Agreement, Impax has agreed to assume certain Liabilities from and after the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Sale, Transfer and Assignment of Purchased Assets. Durect hereby sells, conveys, transfers and assigns to Impax, on and subject to the terms and conditions set forth in the Asset Transfer Agreement, all of Durect’s right, title and interest in and to the Transferred Assets.

2. Assumption of Assumed Liabilities. Impax hereby assumes and agrees to perform only those Liabilities to the extent related to the Transferred Assets and that arise following the Closing and prior to effectiveness of the assignment of such Transferred Assets back to Durect after termination of the Asset Transfer Agreement, on and subject to the terms of the Asset Transfer Agreement, excluding any [* * *].

3. Further Assurances. Impax and Durect shall, at any time and from time to time after the Closing, upon the request of the other party, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as such other party may reasonably request to accomplish the assumption of the Liabilities described in Section 2 above and the sale, conveyance, transfer, assignment and delivery of the Transferred Assets under the Asset Transfer Agreement.

4. Asset Transfer Agreement. This Assignment and Assumption Agreement does not modify the terms of the Asset Transfer Agreement. The scope, nature and extent of the Transferred Assets and assumed Liabilities are expressly set forth in the Asset Transfer Agreement. Nothing contained herein shall change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Asset Transfer Agreement in any manner whatsoever. This Agreement does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Asset Transfer Agreement. In the event of a conflict or controversy between the terms of this Assignment and Assumption Agreement and the terms of the Asset Transfer Agreement, the terms of the Asset Transfer Agreement shall control. The Miscellaneous provisions contained in Sections 12.1, 12.4, 12.5, 12.6, 12.7 and 12.12 of the Asset Transfer Agreement shall apply to this Assignment and Assumption Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5. Counterparts; Facsimile. This Assignment and Assumption Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. The exchange of signature pages to this Assignment and Assumption Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Assignment and Assumption Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption Agreement in duplicate originals by their duly authorized representatives as of the date first written above.

DURECT CORPORATION		IMPAX LABORATORIES, INC.

By:	/s/ James E. Brown	By:	/s/ Michael J. Nestor

Name:	James E. Brown	Name:	Michael J. Nestor

Title:	CEO	Title:	President

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.6

Bill of Sale

WHEREAS, Durect Corporation, a Delaware company having offices located at 10260 Bubb Road, Cupertino, CA 95014 (“Durect”) and Impax Laboratories, Inc., a Delaware company having offices at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”) are parties to that certain Asset Transfer and License Agreement, dated as of January 3, 2014 (the “Asset Transfer Agreement”), providing for, among other things, the transfer and sale of certain assets of Durect constituting the Transferred Assets (as defined in the Asset Transfer Agreement) to Impax, for consideration in the amount and on the terms and conditions provided in the Asset Transfer Agreement; and

WHEREAS, the parties now desire to carry out the purposes of the Asset Transfer Agreement by the execution and delivery of this instrument evidencing the purchase, acquisition, acceptance and vesting in Impax of all of the Transferred Assets.

NOW, THEREFORE, in consideration of the premises and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Asset Transfer Agreement.

1. Sale of Assets. Durect hereby sells, assigns, conveys, transfers and delivers to Impax, its successors and assigns, all of Durect’s right, title and interest in and to all of the Transferred Assets.

2. Further Assurances. On and after the date hereof, Durect shall execute and deliver to Impax, its successors and assigns, such assignments and other instruments as may be reasonably requested by Impax, its successors or assigns to effectuate the transactions contemplated by the Asset Transfer Agreement.

3. Asset Transfer Agreement. This Bill of Sale is entered into pursuant to and is subject in all respects to all of the terms, provisions and conditions of the Asset Transfer Agreement, and nothing herein shall be deemed to modify any of the representations, warranties, covenants and obligations of the parties thereunder.

4. Interpretation. In the event of any conflict or inconsistency between the terms, provisions and conditions of this Bill of Sale and the Asset Transfer Agreement, the terms, provisions and conditions of the Asset Transfer Agreement shall govern.

5. Effective Date. This Bill of Sale shall be effective as of the Closing.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6. Applicable Law. This Bill of Sale, and all disputes, controversies or issues arising with respect to the subject hereof, shall, in each case, be governed exclusively by, and construed and enforced exclusively in accordance with, the internal laws of the State of California without giving effect to the principles of conflicts of laws thereof.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, this BILL OF SALE is executed and delivered as of the date first written above.

DURECT CORPORATION

By:	/s/ James E. Brown

Name:	James E. Brown

Title:	CEO

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.18

[* * *]

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.26.2

Licensed Patents

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.38

Product-Specific Patents

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.40

[* * *]

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.43

[* * *]

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.48

TRANSDUR® Technology

TRANSDUR® Technology is defined as [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.49

Transferred Assets

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 1.51

Upstream Licenses

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 2.7(a)

FDA Letter Transferring IND

[Durect Letterhead]

Sent via Overnight

XX XX 2013

Timothy R. Cote MD, MPH

Director, Office of Orphan Products Development (HF-35)

Food and Drug Administration

5600 Fishers Lane, RM 6A55

Rockville, MD 20857

Re:	Reference Number [* * *]

Orphan-drug Designation Transfer of Sponsorship: [* * *]

Dear Mr. Cote:

This submission is to notify the Agency that, in accordance with 21 CFR 316.27, effective XX XX XX, all ownership rights to the Orphan-drug Designation [* * *] for [* * *] have been transferred to a new sponsor:

Impax Laboratories, Inc.

30831 Huntwood Ave.

Hayward, CA 94544

A complete copy of the request for orphan-drug designation, including any amendments to the request, supplements to the granted request, and correspondence relevant to the orphan-drug designation, has been provided to the new owner (see attached confirmation).

Impax will be submitting a separate letter notifying the Agency of the new contact information for future correspondence relating to this orphan-drug designation.

Sincerely,

Jill H. K. Burns

Senior Director, Regulatory Affairs

DURECT Corporation

Cc: Michael R. Marsman, PharmD, Vice President, Regulatory Affairs, Impax Laboratories, Inc.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 2.7(b)

FDA Letter Transferring Orphan Drug Designation

[Durect Letterhead]

Sent via Overnight

XX XX 2013

Central Document Room

Center for Drug Evaluation and Research

Food and Drug Administration

Attention: Bob A. Rappaport, MD, Division Director

Division of Anesthesia, Analgesia and Addiction Products (DAAAP)

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:	Bupivacaine Transdermal Therapeutic System (TTS)
IND Number: [* * *]
Serial Number: 00XX
General Correspondence: TRANSFER OF IND OWNERSHIP

Dear Dr. Rappaport,

Effective XX XX 2013, all ownership rights of [* * *] has been transferred to the Sponsor listed below.

Impax Laboratories, Inc.

30831 Huntwood Ave.

Hayward, CA 94544

Complete copies of the IND, including all protocol amendments, information amendments, annual reports and FDA correspondence, have been transferred.

Impax will be submitting a separate letter notifying the Agency of the new contact information for future correspondence relating to this IND.

Please don’t hesitate to contact me by phone at 408-777-1829 or by email at jill.burns@durect.com if you have any questions about this submission.

Sincerely,

Jill H. K. Burns

Senior Director, Regulatory Affairs

Cc:	Kimberly Compton, Regulatory Director, DAAAP, CDER, FDA
Michael R. Marsman, PharmD, Vice President, Regulatory Affairs, Impax Pharmaceuticals

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 2.7(c)

FDA Letter Accepting IND Transfer

[IMPAX LETTERHEAD]

[DATE]

Food and Drug Administration

Center for Drug Evaluation and Research

<FDA Division Name>

Central Document Room

5901-B Ammendale Road

Beltsville, MD 20705

Attention:	<Name of Division Director>

Subject:	[* * *]—Transfer of IND Ownership

Impax Laboratories, Inc. (“Impax”) hereby accepts the transfer of ownership of [* * *] from Durect Corporation having offices located at 10260 Bubb Road, Cupertino, California 95014 effective <date transfer effective>. Additionally, Impax confirms receipt of a complete copy of the approved IND application. In accepting ownership of [* * *], Impax agrees to the commitments and conditions contained in the IND and agrees to maintain the IND in accordance with the requirements of 21 CFR 312.

All future communications regarding [* * *] should be sent to the following contact:

Impax Laboratories, Inc.

[Name]

30831 Huntwood Avenue

Hayward, CA 94544

[Phone number]

[Email address]

Please contact me if you have any or require additional information. Thank you.

Sincerely,

[Name]

[Title]

[Phone number]

cc via email: <FDA Regulatory Project Manager>, <Regulatory Contact at Transferring Company>

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 2.7(d)

FDA Letter Accepting Transfer of Orphan Drug Designation

[IMPAX LETTERHEAD]

[Date]

Office of Orphan Products Development

Food and Drug Administration

WO 32-5271

10903 New Hampshire Avenue

Silver Spring, MD 20993-0002

Attention:	Gaytari R. Rao M.D., J.D., Director

Subject:	<Orphan-Drug Designation Reference>, [* * *] — Transfer of Orphan-Drug Designation

Impax Laboratories, Inc. (“Impax”) hereby accepts the transfer of ownership of <Orphan Designation Reference No.> from Durect Corporation with offices located at 10260 Bubb Road, Cupertino, California 95014, effective <date transfer effective>. Additionally, Impax hereby confirms receipt of a complete copy of the request for orphan-drug designation, including any amendments, supplements, and relevant correspondence.

The specific rights assigned to Impax and those reserved are listed below.

<List of assigned/reserved rights>

All future communications regarding <Orphan Designation Reference> should be sent to the following contact:

Impax Laboratories, Inc.

[Name]

30831 Huntwood Avenue

Hayward, CA 94544

[Phone number]

[Email address]

Please contact me if you have any questions or require additional information. Thank you.

Sincerely,

[Name]

[Title]

[Phone number]

cc via email: <FDA Orphan Drug Contact>, <Regulatory Contact at Transferring Company>

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 5.2.2

Development Plan Outline

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 5.2.4

Calculation of [* * *]

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 8.5.1

Press Release

Impax and DURECT Sign a $63 Million Agreement to Develop and

Commercialize DURECT’s ELADUR® Pain Patch

HAYWARD, CA and CUPERTINO, CA, January 6, 2014 —Impax Laboratories, Inc. (NASDAQ: IPXL) and DURECT Corporation (Nasdaq: DRRX) announced today that they have entered into an agreement granting Impax the exclusive worldwide rights to develop and commercialize ELADUR®, DURECT’s investigational transdermal bupivacaine patch for the treatment of pain associated with post-herpetic neuralgia (PHN).

Under the terms of the agreement, Impax will pay DURECT an upfront fee of $2 million, with possible additional payments of up to $61 million upon the achievement of predefined development and commercialization milestones. If ELADUR is commercialized, DURECT would also receive a tiered royalty on product sales. Impax will control and fund the development program.

“We’re pleased to be moving ELADUR back into development through this collaboration with Impax,” stated James E. Brown, president and CEO of DURECT. “Existing patches used to treat PHN pain are limited by their 12 hour duration, followed by a rest period in which the patient is not to wear a patch for 12 hours. Episodes of break-through pain are frequently reported to occur during rest periods for existing patches. We share a vision with Impax to develop a patch that has the potential to reduce these episodes of break-through pain.”

Michael Nestor, president of Impax Pharmaceuticals added, “This agreement is another example of our commitment to building a strong brand pipeline through internal R&D and external business development. We are excited to collaborate with DURECT as this product could, if approved, fit well with the capabilities of our neurology focused specialty sales force.”

ELADUR is an investigational transdermal drug patch intended to deliver bupivacaine for up to three days from a single application. DURECT has previously announced positive results for ELADUR from a 60 patient Phase IIa clinical trial of patients suffering from PHN.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams and ointments. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

Impax Laboratories Forward-Looking Statement

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in revenues and operating income, the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA, the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner, reductions or loss of business with any significant customer, the impact of consolidation of the Company’s customer base, the impact of competition, the Company’s ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility, the effect of foreign economic, political, legal and other risks on the Company’s operations abroad, the uncertainty of patent litigation, the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies, consumer acceptance and demand for new pharmaceutical products, the impact of market perceptions of the Company and the safety and quality of the Company’s products, the difficulty of predicting FDA filings and approvals, the Company’s ability to achieve returns on its investments in research and development activities, the Company’s inexperience in conducting clinical trials and submitting new drug applications, the Company’s ability to successfully conduct clinical trials, the Company’s reliance on third parties to conduct clinical trials and testing, impact of illegal distribution and sale by third parties of counterfeits or stolen products, the availability of raw materials and impact of interruptions in the Company’s supply chain, the use of controlled substances in the Company’s products, disruptions or failures in the Company’s information technology systems and network infrastructure, the Company’s reliance on alliance and collaboration agreements, the Company’s dependence on certain employees, the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the Company’s ability to protect its intellectual property, exposure to product liability claims, changes in tax regulations, the Company’s ability to manage growth, including through potential acquisitions, the restrictions imposed by the Company’s credit facility, uncertainties involved in the preparation of the Company’s financial statements, the Company’s ability to maintain an effective system of internal control over financial reporting, the effect of terrorist attacks on the Company’s business, the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DURECT Forward-Looking Statement

The statements in this press release regarding ELADUR, its anticipated attributes, potential uses and commercial potential, and the milestone and royalty payments that may be potentially paid to DURECT under DURECT’s license agreement with Impax are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk that ELADUR may not receive regulatory approval, Impax’s ability to design, enroll, conduct and complete clinical trials to support regulatory approval, and DURECT and Impax’s ability to complete the design, development, and manufacturing process development of ELADUR, Impax’s ability to manufacture and commercialize ELADUR, marketplace acceptance of the product candidate and the risk that Impax may terminate the agreement under conditions specified in the agreement. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 5, 2013 filed with the Securities and Exchange Commission under the heading “Risk Factors.”

NOTE: ORADUR®, POSIDUR™, SABER®, TRANSDUR®, and ELADUR® are trademarks of DURECT Corporation. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	Impax Laboratories, Inc.
CONTACT:	Mark Donohue, Vice President Investor Relations, 215-558-4526

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, 408-777-4936

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Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 9.2.16

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